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                                                                    EXHIBIT 23.1

         CONSENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of DoubleClick Inc. of our report dated January 19, 1999 relating to the consolidated financial statements which appears in the Annual Report on Form 10-K. We also consent to the application of such report to the Financial Statement Schedule for the period from January 23, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
New York, New York
November 23, 1999